Exhibit 3.1

Registre de Commerce et des Sociétés

Numéro RCS : B267590

Référence de dépôt : L230124582

Déposé et enregistré le 06/07/2023

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AUNA S.A.

Société anonyme

Siège social: 46A, Avenue J.F. Kennedy, L-1855

Luxembourg

R.C.S. Luxembourg section B numéro 267590

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STATUTS COORDONNES AU

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La société a été constituée suivant acte reçu par Maître Danielle KOLBACH, notaire de résidence à Junglinster, en date du 25 avril 2022, publié au Recueil électronique des Sociétés et Associations (RESA), numéro RESA_2022_105 du 17 mai 2022.

et dont les statuts ont été modifiés suivant acte reçu par Maître Danielle KOLBACH, notaire de résidence à Junglinster, en date du 29 septembre 2022, publié au Recueil électronique des sociétés et associations (RESA), numéro RESA_2022_215 du 13 octobre 2022.

et dont les statuts ont été modifiés suivant acte reçu par Maître Carlo WERSANDT, notaire de résidence à Bascharage, en date du 12 juin 2023, non encore publié au Recueil électronique des sociétés et associations (RESA).

INTERPRETATION

1. DEFINITIONS

1.1. In these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

“Act”	the Luxembourg law of 10 August 1915 pertaining to commercial companies, as amended from time to time

“Affected Class B Share”	has the meaning ascribed in Article 14.4.

“Affiliate”	with respect to a person, means any person directly or indirectly controlling, controlled by or under common control with such person

“Articles”	these articles, as amended from time to time in accordance with Article 53.

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“Auditor”	one or more independent auditors (réviseurs d’enterprises) appointed in accordance with these Articles and includes an individual, company or partnership

“Board”	the board of directors appointed or elected from time to time pursuant to these Articles

“Chairman”	the chairman of the Board

“Class A Shares”	has the meaning ascribed in Article 6.1.

“Class B Shares”	has the meaning ascribed in Article 6.1.

“Clear Days”	in relation to the period of a notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect

“Company”	the company for which these Articles are approved and confirmed

“Control”	with respect to any person, means the possession, directly or indirectly, by another person of the power to direct or cause the direction of the management and policies of such first person, whether through the ownership of voting securities, by contract or otherwise

“Conversion”	has the meaning ascribed in Article 14.2.

“Conversion Trigger”	has the meaning ascribed in Article 14.3.

“Depository”	has the meaning ascribed in Article 12.4.

“Director”	a director of the Company

“Enfoca”	Enfoca Discovery 2 LP, Enfoca Descubridor 1, Fondo de Inversión, Enfoca Descubridor 2, Fondo de Inversión, Enfoca Discovery 1 SAC, Enfoca Discovery Parallel SAC, Enfoca Sociedad Administradora de Fondos de Inversión

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S.A., Enfoca Asset Management Ltd. and Enfoca Investments Ltd., any other entity administered or Controlled by Enfoca Investments Ltd. or any Affiliate of any of the foregoing

“Fair Market Value”	has the meaning ascribed in Article 9.6.

“indemnified party”	has the meaning ascribed in Article 37.1.

“Notice”	written notice as further provided in these Articles unless otherwise specifically stated

“Notice”	to the Company, written notice addressed to the Board or another officer identified by the Company to Shareholders from time to time, delivered to the registered office of the Company by hand or mail, or to the Company by facsimile or electronic mail (with customary proof of confirmation that such notice has been transmitted)

“Officer”	any person appointed as an officer of the Company by the Board, with such title, powers and duties as designated by resolution of the Board in accordance with Article 36.

“Ordinary Resolution”	a resolution adopted at an ordinary general meeting at which no change to the Articles is contemplated (including the annual general meeting) with the quorum set forth in Article 22.1 and the majority set forth in Article 23.1.

“Permitted Transfer”	any transfer of a Class B Share to a Pre-IPO Class B Share Holder

“Pre-IPO Class B Share”	a beneficial direct or indirect interest in Class B Share, including as a holder of a beneficial equity interest in any corporation, partnership, limited liability company or similar business entity that holds the beneficial interest in Class B Share

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“Pre-IPO Class B Share Holder”	a person who, as of the date of the closing of the initial public offering of Class A Shares, is a holder (and thus ignoring and excluding any holder who is a nominee for the benefit of a holder, no such nominee being a Pre-IPO Class B Share Holder for these purposes) of a Pre-IPO Class B Share

“Register of Shareholders”	the register of shareholders referred to in these Articles

“Relevant Shareholder”	has the meaning ascribed in Article 14.5.

“Secretary”	the person appointed as secretary of the Company by the Board, including any deputy or assistant secretary and any person appointed by the Board to perform any of the duties set forth in Article 35.2 and specifically entrusted by resolution to the Secretary

“Shares”	has the meaning ascribed in Article 6.1.

“Shareholder”	any person registered in the Register of Shareholders as the holder of Shares in the Company

“Special Resolution”	a resolution adopted at an extraordinary general meeting (i.e. a meeting having the purpose of amending the Articles or putting the Company into liquidation) with the quorum set forth in Article 22.2 and the majority set forth in Article 23.2.

“Subsidiary”	an incorporated or unincorporated entity in which another person (i) has a majority of the shareholders’ or members’ voting rights or (ii) has the right to appoint or remove a

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majority of the members of the administrative, management or supervisory body and is at the same time a shareholder in or member of such entity

“Transfer”	has the meaning ascribed in Article 13.6.

“Treasury Share”	a share of the Company that was or is treated as having been acquired and held by the Company and has been held (or is treated as having been held) continuously by the Company since it was so acquired and has not been cancelled.

1.2. In these Articles, where not inconsistent with the context:

1.2.1. words denoting the plural number include the singular number and vice versa;

1.2.2. words denoting the masculine gender include the feminine and neuter genders;

1.2.3. the word:

“may” shall be construed as permissive;

“shall” shall be construed as imperative; and

“including” shall be deemed to be followed by the words “without limitation”.

1.2.4. a reference to statutory provision shall be deemed to include any amendment or re- enactment thereof;

1.2.5. the word “corporation” means a legal entity (personne morale);

1.2.6. unless otherwise provided herein, words or expressions used in these Articles and defined in the Act shall bear the same meaning in these Articles as in the Act.

1.3. In these Articles expressions referring to writings shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4. Headings used in these Articles are for convenience only and are not to be used or relied upon in the construction hereof.

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FORM, NAME, DURATION AND REGISTERED OFFICE

2. FORM AND NAME

2.1. The Company’s legal name is “Auna S.A.” and it is a public limited liability company (société anonyme).

2.2. All instruments, invoices, notices, publications, letters, order forms and other documents issued by the Company must state the words “société anonyme” reproduced legibly and in full or the initials “SA”, immediately before or after the denomination of the Company. They should also state a precise indication, the words “Registre de commerce et des sociétés, Luxembourg” or the initials “R.C.S Luxembourg” followed by the registration number.

3. DURATION

The Company is incorporated for an unlimited duration.

4. REGISTERED OFFICE

4.1. The registered office of the Company is established in the City of Luxembourg, Grand Duchy of Luxembourg. It may be transferred within the Grand Duchy of Luxembourg by a resolution of the Board, which may, to the extent required, amend the Articles accordingly.

4.2. If the Board determines that extraordinary political or military developments or events have occurred or are imminent and that these developments or events would interfere with the normal activities of the Company at its registered office, or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances. Such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg incorporated company. Such temporary measures will be taken by the Board and notified to the Shareholders of the Company.

4.3. The Company may establish branches, subsidiaries, agencies or administrative offices in the Grand Duchy of Luxembourg as well as in foreign countries by a simple resolution of the Board.

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CORPORATE OBJECTS

5. CORPORATE OBJECTS

5.1. The corporate objects of the Company are to hold, directly or indirectly, equity or other interests in other persons, including its Subsidiaries, and take all actions as are necessary or useful to realise these objects.

5.2. The Company has the power to carry out the following actions:

5.2.1. the acquisition, holding, management and disposal, in any form, by any means, directly or indirectly, of participations, rights and interests in, and obligations of, Luxembourg and non-Luxembourg companies, partnerships or other incorporated or non-incorporated entities;

5.2.2. the acquisition by purchase, subscription, assumption or in any other manner and the transfer by sale, exchange or in any other manner of equity securities, bonds, debentures, notes and other securities or financial instruments of any kind and contracts thereon or related thereto;

5.2.3. the ownership, administration, development and management of a portfolio of assets, including real estate assets and the assets referred to in Articles 5.2.1 and 5.2.2 above on its own behalf and on behalf of third parties;

5.2.4. the holding, acquisition, disposal, development, licensing or sublicensing, and management of, or the investment in, any patents or other intellectual property rights of any nature or origin as well as the rights deriving therefrom;

5.2.5. the issuance of debt and equity securities in any currency and in any form including by way of:

(i)	the issue of shares, notes, bonds, debentures or any other form of debt or equity security and in any manner, whether by way of private placement, public offering or otherwise; and

(ii)	borrowing from any third party, including banks, financial institutions, or other person whether or not affiliated with the Company;

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5.2.6. to the extent permitted under Luxembourg law, the provision of any form of equity or debt funding or any other form of financial assistance in any currency and whether or not financed by any of the methods mentioned in Article 5.2.5 above and whether subordinated or unsubordinated, to any person including to the Company’s subsidiaries, Affiliates and/or any other persons that may or may not be Shareholders or Affiliates of the Company;

5.2.7. the giving of guarantees or the creation of any form of encumbrance or security over all or any of its assets to guarantee or secure its own obligations or those obligations and undertakings of any other companies or persons that may or may not be Shareholders or Affiliates, and, generally, for its own benefit and/or the benefit of any other persons that may or may not be Shareholders or Affiliates of the Company;

5.2.8. taking any actions designed or intended to protect the Company against credit, currency exchange, interest rate or other risks; and

5.2.9. Undertake commercial activities in any jurisdiction and render services in general, directly or on behalf of third parties, subject to having obtained the requisite authorisation.

5.3. The objects and powers described in this Article 5 are to be interpreted in their broadest sense and any transaction or agreement which is entered into by the Company that is not inconsistent with the foregoing objects or powers will be deemed to be within the scope of such objects or powers.

SHARES

6. SHARE CAPITAL AND RIGHTS ATTACHING TO SHARES

6.1. The issued share capital of the Company amounts to four million three hundred and ninety-one thousand seven hundred and fifty-seven United States Dollars and seventy cents (USD 4,391,757.70) consisting of:

6.1.1. zero (0) class A common shares, with a nominal value of one cent of US Dollar (USD 0.01) each (the “Class A Shares”); and

6.1.2. forty-three million nine hundred and seventeen thousand five hundred and seventy-seven (43,917,577) class B common stock with a nominal value of ten cents of US Dollar (USD 0.10) each (the “Class B Shares” and, together with the Class A Shares, the “Shares”).

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The Company may issue additional shares, including Class A and B Shares, in accordance with these Articles.

6.2. The authorised share capital of the Company is eleven million five hundred thousand US Dollars (USD 11,500,000), divided into:

6.2.1. five hundred million (500,000,000) Class A Shares; and

6.2.2. sixty-five million (65,000,000) Class B Shares.

The Board is generally and unconditionally authorised for a period of five (5) years from the date of any resolutions to issue Shares, to grant options to subscribe for Shares and to issue any other instruments convertible into Shares up to a maximum of the authorised but as yet unissued share capital of the Company to such persons and on such terms as the Board determines in its absolute discretion, without reserving a preferential right to subscribe to the shares issued for the existing shareholders. The Board may set the subscription price for the Shares so issued, as well as determining the form of consideration to be paid for any such Shares which may include (i) cash, including the setting off of claims against the Company that are certain, due and payable, (ii) payment in kind, and (iii) reallocation of the share premium, profit reserves or other reserves of the Company. The Board is also authorised to issue Shares free of charge within the limitations of Article 420-26 (6) of the Act.

The Company shall at all times reserve and keep available out of its authorised but unissued share capital such number of Class A Shares as shall from time to time be sufficient to affect the conversion of all Class B Shares outstanding from time to time in accordance with Article 14.

6.3. The Class A Shares carry voting rights and are entitled to one (1) vote per Share at any general meeting. The holders of Class A Shares shall, subject to these Articles:

6.3.1. be entitled to convert the Class A Shares into any other class of shares;

6.3.2. be entitled, in accordance with Article 16.2.2, to such dividends or other distributions as the Company may from time to time declare;

6.3.3.

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6.3.4. in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise, be entitled, with holders of Class B Shares in accordance with Article 52.2, to the surplus assets of the Company; and

6.3.5. generally be entitled to enjoy all of the rights attaching to shares in accordance with the Act.

6.3.6. The Class B Shares carry voting rights and are entitled to ten (10) votes per Share at any general meeting. The holders of Class B Shares shall, subject to these Articles:

6.3.7. be entitled, at the option of the holder exercised in accordance with Article 14, to convert each Class B Share into one Class A Share at any time, and be subject to mandatory conversion, as provided in Article 14;

6.3.8. be entitled, in accordance with Article 16.2, to such dividends or other distributions as the Company may from time to time declare;

6.3.9. in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise be entitled, with holders of Class A Shares in accordance with Article 52.2, to the surplus assets of the Company; and

6.3.10. generally be entitled to enjoy all of the rights attaching to voting shares in accordance with the Act.

6.4. The holders of Class A Shares and Class B Shares will vote together on all matters, unless required otherwise by the Act or these Articles.

6.5. The Board is authorised to reclassify any Class B Share into a Class A Share when a Conversion Trigger occurs at the option of a Class B holder in accordance with Article 14.3.1 (i) and to amend the Articles accordingly. The Board is authorised to appoint a delegate to appear before a notary in Luxembourg to record the amendment of the Articles.

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7. POWER TO ISSUE SHARES

7.1. Without prejudice to any special rights conferred on the Shareholders of any existing class of shares (which special rights shall not be affected, modified or abrogated except with such consent or sanction as is provided in these Articles), and subject to the provisions of the Act, any Share may be issued either at par or at a premium and with such rights and/or restrictions, whether in respect of dividends, voting, return of capital, transferability or otherwise, as the Company may from time to time direct.

7.2. Any share premium paid upon the issue of shares pursuant to Article 7.1 shall be available for repayment to the Shareholders (provided that the Company has sufficient available reserves for distributions), the payment of which shall be decided by the shareholders or the Board on the basis of interim accounts showing that the Company has sufficient available reserves for distribution in accordance with the Act.

7.3. The Board is authorised to withdraw or limit the Luxembourg statutory preferential subscription rights of the existing shareholders upon the issuance of Shares pursuant to the authority conferred by Article 6.2. The Board shall be authorised to appoint, in its absolute discretion, a representative, to appear before a public notary in Luxembourg for the purpose of amending the Articles to reflect the changes resulting from the increases to the issued share capital of the Company in accordance with Article 6.2.

8. VARIATION OF RIGHTS ATTACHING TO SHARES

Where a resolution of an extraordinary general meeting is such as to change the respective rights of the Class A Shares or the Class B Shares, the Special Resolution must, in order to be valid, fulfil the quorum and majority requirements set out in these Articles or in the Act, as applicable, with respect to each such class of shares.

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9. POWER OF THE COMPANY TO PURCHASE OR OTHERWISE ACQUIRE ITS OWN SHARES

9.1. The Company may purchase, acquire or receive its own shares for cancellation or to hold them as in treasury within the limits, and subject to the conditions, set forth in the Act and other applicable laws and regulations.

9.2. Pursuant to and in conformity with the provisions of Article 430-15 of the Act, and in conformity with all other applicable laws and regulations, (including any rules and regulations of any stock market, exchange or securities settlement system on which the shares are traded, as may be applicable to the Company), the Company is authorised to purchase, acquire, receive and/or hold shares, including the Shares, from time to time, provided that:

9.2.1. the Shares hereby authorised to be purchased shall all be fully paid-up issued Shares;

9.2.2. the maximum number of Shares purchased, acquired or received by the Company shall be such that the aggregate nominal value or the aggregate accounting par value, as the case may be, of the Shares held by persons other than the Company does not fall below the minimum issued share capital prescribed by the Act;

9.2.3. the maximum price which may be paid for each Share shall not exceed the Fair Market Value (as defined in Article 9.6);

9.2.4. the minimum price which may be paid for each Share shall be the nominal value or the par value, as the case may be of the Share; and

9.2.5. the acquisitions, including the Shares previously acquired by the Company and held by it, and Shares acquired by a person acting in his own name but on the Company’s behalf, may not have the effect of reducing the net assets of the Company below the amount mentioned in paragraphs (1) and (2) of Article 461-2 of the Act.

9.3. This authority (unless previously revoked, varied or renewed by the general meeting) is granted for a period of five years from the date of the resolutions resolving to grant or renew such authority.

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9.4. This authority relates only to:

9.4.1. one or more market purchases (being a purchase by the Company of Shares offered for sale by any Shareholder on any stock exchange on which the Shares are traded), as the Board shall determine without such acquisition offer having to be made to all Shareholders; and

9.4.2. purchases effected in circumstances other than those referred to in Article 9.4.1, where an offer on the same terms has been made by the Company to all Shareholders of the same class of Shares or in a similar situation.

9.5. The Board shall be authorised to appoint, in its absolute discretion, a representative, to appear before a public notary in Luxembourg for the purpose of amending the Articles to reflect the changes resulting from the cancellation of any shares repurchased in accordance with the terms of this Article 9, if such election is made to cancel the shares.

9.6. For the purposes of this Article 9, “Fair Market Value” means, in respect of any share:

9.6.1. the price at which the Company effects a purchase of its own shares pursuant to an announced open market repurchase program on the New York Stock Exchange or, if the Company’s shares are not listed on the New York Stock Exchange, on such other securities exchange on which the Company’s shares are then listed or traded; or

9.6.2. in the case of any repurchase of shares that is not effected pursuant to an announced open market repurchase program on the New York Stock Exchange or another securities exchange, the fair market value determined in good faith by an independent auditor (réviseur d’entreprises) of reputable experience appointed by the Board on the basis of such information and facts as available to, and deemed relevant by, the independent auditor.

9.7. Voting rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Shares and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company for determining the quorum and majority requirements of any general meeting. The aforementioned restrictions on voting rights shall apply to shares issued by the Company and held by direct and indirect subsidiaries.

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10. SUSPENSION AND/OR WAIVER OF VOTING RIGHT; VOTING BY INCAPACITATED HOLDERS

10.1. The Board may suspend the right to vote of any Shareholder if such Shareholder does not fulfil his obligations under the Articles or any deed of subscription or deed of commitment entered into by such Shareholder. As soon as the relevant Shareholder will have remedied the breach of his obligation under the Articles or other document binding on it, the Board will immediately reinstate such Shareholder in his rights.

10.2. Any Shareholder may individually decide not to exercise, temporarily or definitively, such Shareholder’s right to vote all or any of such Shareholder’s Shares. Any such Shareholder shall be bound by such waiver, which shall be enforceable by the Company from the date of the Company’s receipt of notice from such Shareholder of such waiver.

10.3. If the voting rights of one or more Shareholders are suspended in accordance with this Article 10 or a Shareholder has temporarily or permanently waived such Shareholder’s voting right in accordance with this Article 10, such Shareholders shall receive notice of and may attend any general meeting of Shareholders but the shares with respect to which such Shareholder does not have, or has waived, voting rights in accordance with this Article 10 shall not be taken into account for determining whether the quorum and majority vote requirements are satisfied.

10.4. A Shareholder in respect of whom an order has been made by any court having jurisdiction (whether in Luxembourg or elsewhere) in matters concerning mental disorder, may vote, by such Shareholder’s competent committee, receiver, guardian or other person appointed by that court and any such committee, receiver, guardian or other person may vote by proxy. Evidence to the satisfaction of the Board of the authority of the person claiming to exercise the right to vote shall be deposited at the registered office of the Company or at such other place as is specified in accordance with these Articles for the deposit of proxies, not less than forty-eight (48) hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is exercised, failing which the right to vote shall not be exercised.

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11. STATEMENTS OF SHARE OWNERSHIP

At the request of a Shareholder, the Company shall issue a statement of share ownership evidencing the number of Shares registered in such Shareholder’s name in the Register of Shareholders on the date of such statement.

REGISTRATION OF SHARES

12. REGISTER OF SHAREHOLDERS

12.1. The Shares are and will remain in registered form (actions nominatives) and the Shareholders are not permitted to request the conversion of their Shares into bearer form.

12.2. The Board shall cause to be kept a Register of Shareholders and shall enter therein the particulars required by the Act.

12.3. The Company shall be entitled to treat the registered holder of any Share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such Share on the part of any other person.

12.4. Where Shares are recorded in the Register of Shareholders on behalf of one or more persons in the name of a securities settlement system or the operator of such system, or in the name of a professional depository of securities, or any other depository (such system, professional or other depository, being referred to as “Depository”) or of a sub-depository designated by one or more Depositories, the Company, subject to it having received from the Depository with which those Shares are kept in account satisfactory evidence of the underlying ownership of Shares by those persons and their authority to vote the shares, will permit those persons to exercise the rights attaching to those Shares, including admission to and voting at general meetings. A notice may be given by the Company to the holders of shares held through a Depository by giving such notice to the Depository whose name is listed in the Register of Shareholders in respect of the Shares, and any such notice shall be regarded as proper notice to all underlying holders of Shares. Notwithstanding the foregoing, the Company shall

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make payments, by way of dividends or otherwise, in cash, shares or other assets as permitted pursuant to these Articles, only to the Depository or sub-depository recorded in the Register of Shareholders or in accordance with its instructions, and such payment by the Company shall release the Company from any and all obligations in respect of such payment.

12.5. In the case of joint holders of Shares, the Company shall treat the first named holder on the Register of Shareholders as having been appointed by the joint holders to receive all notices and to give a binding receipt for any dividend(s) payable in respect of such Share(s) on behalf of all joint holders, without prejudice to the rights of the other holders to information as set out in the Act.

13. TRANSFER OF SHARES

13.1. Any Shareholder may, subject to the provisions of the Act and the restrictions contained in these Articles, transfer all or any of such Shareholder’s Shares by written instrument of transfer; provided that shares listed or admitted to trading on a stock exchange may be transferred in accordance with the rules and regulations of such exchange.

13.2. Any Transfer (as defined below) of a Class B Share that is not a Permitted Transfer shall be a breach of these Articles with the effect that (i) such Class B Share shall immediately be deemed to be an Affected Class B Share with respect to which a Conversion Trigger described in Article 14.3.1 occurred at the time of the Transfer and (ii) the Board may suspend the voting rights of such Class B Share until such Class B Share is converted in accordance with Article 14.4.

13.3. At such time as a holder of a Class B Share ceases to be a Pre-IPO Class B Share Holder without first effecting a conversion of such Class B Share into a Class A Share, there shall be a breach of these Articles with the effect that (i) such Class B Share shall immediately be considered an Affected Class B Share with respect to which a Conversion Trigger described in Article 14.3.1 occurred at the time such person ceased to be a Pre-IPO Class B Share Holder and (ii) the Board may suspend the voting rights of such Class B Share until such Class B Share is converted in accordance with Article 14.4.

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13.4. If a holder of Class B Shares wishes to Transfer any such Shares, he shall provide notice to the Company, (a) specifying the number of Class B Shares he wishes to Transfer and the identity of the transferee(s) of such Shares, (b) representing to the Company that the proposed Transfer is a Permitted Transfer and (c) describing such holder’s basis for such representation. In determining whether any such Transfer is a Permitted Transfer, the Board may request such additional information from the holder of such Class B Share as it determines is reasonably necessary to enable the Board to make such determination. The Board shall have exclusive authority to determine whether such Transfer meets (or does not meet) the definition of a Permitted Transfer, which determination will be final and binding on the holder of such Share. The Board shall not be required to give any reasons for its determination, and the Company shall not be held liable for any losses resulting from any such determination or any delay by the Board in making such determination.

13.5. The Board may, from time to time, establish such additional policies and procedures (not in violation of the Act or applicable laws or regulations, including these Articles) relating to the Transfer of Class B Shares as the Board may determine necessary or advisable in connection therewith.

13.6. For purposes of this Article 13, a “Transfer” of any Class B Share (a) means any direct or indirect sale, assignment, transfer, conveyance or other transfer or disposition of such Class B Share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, and (b) shall be deemed to occur with respect to a Class B Share held by a Pre-IPO Class B Share Holder if there occurs any act or circumstance that would result in such person ceasing to be a Pre-IPO Class B Share Holder, including as a result of the transfer, in one transaction or a series of transactions, of voting securities in such person or the right to elect or appoint the directors or managers of such person to persons who are not otherwise Pre-IPO Class B Share Holder.

“Transferred” shall have a correlative meaning.

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Notwithstanding the foregoing, the following shall not be considered a “Transfer” for such purposes:

13.6.1. the granting of a revocable proxy to directors or officers of the Company in connection with actions to be taken at general meetings of the Company;

13.6.2. the entering into a voting trust, agreement or arrangement, which voting trust, agreement or arrangement is disclosed in writing to the Board;

13.6.3. the pledging or granting of a pledge or security interest over Class A Shares or Class B Shares in connection with a bona fide loan or indebtedness transaction including the exercise of or entitlement to voting rights in respect of such Class A Shares or Class B Shares, by any person in favour of whom such other security interest has been granted subject to the terms provided for in such pledge or security interest prior to enforcement, or

13.6.4. any transfer to the Company.

14. CONVERSION OF CLASS B SHARES

14.1. All Class B Shares are issued as re-purchasable shares (actions rachetables) pursuant to the terms of Article 430-22 of the Act.

14.2. Following the occurrence of a Conversion Trigger, each Class B Share will be converted into one Class A Share at the time and in accordance with the procedures set forth in this Article 14 (the “Conversion”).

14.3. For purposes of this Article 14, a “Conversion Trigger” will occur:

14.3.1. (i) at any time at the option of the holder of such Class B Share, exercised by notice to the Company, or (ii) upon the holder of such Class B Share ceasing to be a Pre-IPO Class B Share Holder; or

14.3.2. with respect to all Class B Shares, at such time as the Register of Shareholders reflects (or the Board otherwise determines) that Enfoca and Mr. Luis Felipe Pinillos Casabonne cease to own, directly or indirectly, in the aggregate, at least ten percent (10%) of the aggregate number of voting rights in the Company.

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14.4. The Board shall effect the Conversion of any Class B Share in respect of which a Conversion Trigger shall have occurred (the “Affected Class B Share”) no later than 14 days following the receipt by the Company of notice to the Company (-in the case of the Conversion Trigger described in Article 14.3.1) or the Company becoming aware of the occurrence of the Conversion Trigger (in the case of a Conversion Trigger described in Article 14.3.2), provided that the Company shall not be liable for any losses incurred by any person resulting from any delay in effecting any Conversion.

14.5. In addition to the possibility of implementing the Conversion in accordance with Article 6.5, the Conversion may, at the option of the Shareholder who requested the Conversion, be implemented in the following manner (provided that the Company has sufficient distributable reserves to proceed with a repurchase of Shares):

14.5.1. each Affected Class B Share will be repurchased by the Company for its nominal value, with no cash payment being made to a Shareholder whose Class B Share is being so repurchased (the “Relevant Shareholder”), the Relevant Shareholder will therefore hold a claim against the Company;

14.5.2. the Company shall issue one Class A Share to the Relevant Shareholder for each Affected Class B Share repurchased and the subscription price for each Class A Share will be set off against the claim held by the Relevant Shareholder pursuant to Article 14.5.1 for each Class A Share or ordinary share;

14.5.3. upon set-off of the claim pursuant to Article 14.5.2 in satisfaction of the subscription price in respect of each Class A Share the Company shall credit USD 0.09 to the share premium account of the Company and USD 0.01 to the share capital account of the Company in respect of each Class A Share; and

14.5.4. each Affected Class B Share that is repurchased by the Company will be cancelled by the Company and not available for reissuance.

14.6. The Company may, from time to time, establish such additional policies and procedures (not in violation of the Act or applicable laws or regulations, including these Articles) relating to the conversion of Class B Shares as the Board may determine necessary or advisable in connection therewith.

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ALTERATION OF SHARE CAPITAL

15. POWER TO ALTER CAPITAL

15.1. The Company may from time to time by Special Resolution and subject to Article 8 and to any greater quorum or majority requirements as may be provided for in the Act, increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce its share capital in any manner permitted by the Act or these Articles, provided that nothing herein shall affect or diminish the authority granted to the Board under Article 7, Article 9 or Article 14.

15.2. If, following any alteration or reduction of share capital, a Shareholder would receive a fraction of a Share, the Board may, subject to the Act, address such issue in such manner as it thinks fit.

15.3. Any statutory preferential subscription right with respect to any new issuance of Shares, to the extent not waived or limited in accordance with the Act and/or these Articles, shall be exercisable only with respect and in relation to the relevant class of Shares being issued.

DIVIDENDS, OTHER DISTRIBUTIONS AND LEGAL RESERVE

16. DIVIDENDS AND OTHER DISTRIBUTIONS

16.1. Subject to the provisions of the Act, the general meeting may declare dividends by Ordinary Resolution, but no dividend shall exceed the amount recommended by the Board.

16.2. Distribution proceeds shall be apportioned among the Shareholders in proportion to the number of Shares held by them.

16.3. The Board may, subject to these Articles and in accordance with the Act, declare an interim dividend (acompte sur dividendes) if it determines that it is appropriate to pay such an interim dividend based on the amount of distributable reserves of the Company. Any such interim dividend will be paid to the Shareholders, in accordance with Article 16.2, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. Any interim dividends declared by the Board and paid during a financial year will be put to the Shareholders at the following general meeting to be declared as final. The Company shall not be required to pay interest with respect to any dividend or distribution declared by the Company, regardless of when or if paid.

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16.4. Subject to applicable laws and regulations, in order for the Company to determine which Shareholders shall be entitled to receipt of any dividend, the Board may fix a record date which cannot be more than 60 days prior to the date on which the interim dividend is declared, which record date will be the close of business (or such other time as the Board may determine) on the date determined by the Board. In the absence of a record date being fixed, the record time for determining Shareholders entitled to receipt of any dividend shall be the close of business in Luxembourg on the day the dividend is declared.

16.5. The Board may propose to the general meeting such other distributions (in cash or in specie) to the Shareholders as may be lawfully made out of the assets, profits and available reserves of the Company.

16.6. Any dividend or other payment to any particular Shareholder or Shareholders may be paid in such currency or currencies as may from time to time be determined by the Board and any such payment shall be made in accordance with such rules and regulations (including in relation to the conversion rate or rates) as may be determined by the Board in relation thereto.

16.7. Any dividend or other payment which has remained unclaimed for five (5) years from the date the dividend or other payment became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment by the Board of any unclaimed dividend or other moneys payable in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

17. LEGAL RESERVE

The Company shall be required to allocate a sum of at least five percent (5%) of its annual net profit to a legal reserve, until such time as the legal reserve amounts to ten percent (10%) of the share capital. If and to the extent that this legal reserve falls below such ten percent (10%) amount, the Company shall allocate a sum of at least five percent (5%) of its annual net profit to restore the legal reserve to the minimum amount required by law.

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MEETINGS OF SHAREHOLDERS

18. GENERAL MEETINGS

18.1.1. An annual general meeting shall be held in each year within six months following the end of the financial year at the Company’s registered office or at such other place in Luxembourg as may be specified in the convening notice. Notwithstanding the above and under the absolute and final judgment of the Board, the annual general meeting may be held abroad if exceptional circumstances so require.

18.1.2. For at least eight (8) days prior to the annual general meeting, each Shareholder may obtain a copy of the annual accounts of the Company for the preceding financial year at the registered office of the Company and inspect all documents of the Company required by the Act to be made available by the Company for their inspection.

18.1.3. The annual accounts and related financial statements of the Company, the approval of the corporate management of the Company by each of the Directors as well as the discharge (quitus) of the liability of the Directors with respect to the performance of their duties during any given completed financial year, shall be approved by the affirmative votes of a simple majority of the votes validly cast on such resolutions by Shareholders entitled to vote in accordance with these Articles.

18.1.4. Other general meetings may be held at such place and time as may be specified in the respective convening notices of the meeting whenever such a meeting is necessary.

19. RECORD DATE FOR SHAREHOLDER NOTICE; VOTING.

19.1. In order for the Company to determine which Shareholders are entitled to notice of or to vote at any meeting of Shareholders or any adjournment thereof, the Board may fix, in advance, a record date, which shall not be more than sixty (60) days before the date of such meeting. If the Board does not fix a record date, the record date for determining Shareholders entitled to notice of or to vote at a meeting of Shareholders shall be at the close of business in Luxembourg on the day that is not a Saturday, Sunday or Luxembourg public holiday next preceding the day on which notice is given.

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19.2. A determination of Shareholders of record entitled to notice of or to vote at a meeting of Shareholders shall apply to any adjournment of the meeting; provided, however, that the Board may, acting in its sole discretion, fix a new record date for the adjourned meeting.

20. CONVENING OF GENERAL MEETINGS

20.1. The Board may convene a general meeting or a class meeting whenever in its judgment such a meeting is necessary. The Board may delegate its authority to call the general meeting to the Chairman or any committee of the Board or to one or more board members by resolution. The convening notice for every general meeting shall contain the agenda, be communicated to Shareholders in accordance with the provisions of the Act on at least eight (8) clear days’ notice, unless otherwise provided in the Act, and specify the time and place of the meeting and the general nature of the business to be transacted. The convening notice need not bear the signature of any Director or Officer of the Company.

20.2. The Board shall convene a general meeting within a period of one month upon notice to the Company from Shareholders representing at least ten percent (10%) of the share capital on the date of such notice. In addition, one or more Shareholders who together hold at least ten percent (10%) of the share capital on the date of the notice to the Company may require that the Company include on the agenda of such general meeting one or more additional items. Such notice to the Company shall be sent at least five Clear Days prior to the holding of such general meeting by registered letter. The rights of Shareholders under this Article 20.2 to require that a general meeting be convened or an item be included on the agenda for a general meeting shall be subject to compliance by such Shareholders with Article 20.3.

20.3. To be in proper form for purposes of the actions to be taken pursuant to Article 20.2, the notice to the Company given pursuant to Article 20.2 must set forth as to each Shareholder(s) requesting the general meeting or the addition of an item to the agenda for a general meeting: (i) a

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brief description of, as applicable, the purpose of the general meeting or the business desired to be brought before the general meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Articles, the language of the proposed amendment) and the reasons for conducting such business at the general meeting; (ii) the name and record address of such Shareholder(s) and (iii) the class or series and number of shares of the Company which are registered in the name of by such Shareholder(s) (including any Shares as to which such Shareholder(s) has a right to acquire ownership at any time in the future).

20.4. No business may be transacted at a general meeting, other than business that is properly brought before the general meeting by or at the direction of the Board, including upon the request of any Shareholder or Shareholders in accordance with the Act or these Articles. Except as otherwise provided by law, the chairman of the general meeting at which the business proposed by a Shareholder is to be transacted shall have the power and duty to determine whether such Shareholder has complied with this Article 20 in proposing such business, and if any such proposal was not made in accordance with this Article 20, to declare that such proposed business shall not be transacted.

20.5. If all Shareholders of the Company are present or represented at a general meeting, and consider themselves as being duly convened and informed of the agenda of the general meeting set by the Board, the general meeting may be held without prior notice. In addition, if all the Shareholders of the Company are present or represented at a general meeting and agree unanimously to set the agenda of the general meeting, the general meeting may be held without having been convened by the Board.

21. PARTICIPATION BY TELEPHONE OR VIDEO CONFERENCE

The Board may organise participation of the Shareholders in general meetings by telephone or video conference and participation in such a meeting shall constitute presence in person at such meeting. The participation in a meeting by these means is deemed equivalent to a participation in person at the general meeting.

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22. QUORUM AT GENERAL MEETINGS

22.1. At any ordinary general meeting (including the annual general meeting) no quorum shall be requested.

22.2. At any extraordinary general meeting the holders of in excess of one half (1/2) of the share capital entitled to vote present in person or by proxy shall form a quorum for the transaction of business.

23. VOTING ON ORDINARY AND SPECIAL RESOLUTIONS

23.1. Subject to the Act, any question proposed for the consideration of the Shareholders at any ordinary general meeting (including the annual general meeting) shall be decided by the affirmative votes of a simple majority of the votes validly cast on such resolution by Shareholders entitled to vote in accordance with these Articles.

23.2. Subject to the Act, any question proposed for the consideration of the Shareholders at any extraordinary general meeting shall be decided by the affirmative votes of at least two-thirds (2/3) of the votes validly cast on such resolution by Shareholders entitled to vote in accordance with these Articles.

24. INSTRUMENT OF PROXY

24.1. A Shareholder may appoint a proxy by an instrument in writing in such form as the Board may reasonably approve from time to time and make available to Shareholders to represent such Shareholder at the general meetings of Shareholders.

24.2. The Shareholders may vote in writing (by way of a voting form provided by the Company) on resolutions submitted to the general meeting, provided that the voting form includes (a) the name, first name, address and the signature of the relevant Shareholder, (b) the indication of the shares for which the Shareholder will exercise such right, (c) the agenda as set forth in the convening notice and (d) the voting instructions (approval, refusal, abstention) for each point of the agenda.

24.3. The appointment of a proxy or submission of a completed voting form must be received by the Company no later than 48 hours prior to the scheduled meeting date (or such other time as may

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be determined by the Company and notified in writing to the Shareholders) at the registered office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy or voting form sent out by the Company in relation to the meeting at which the person named in the appointment proposes to vote, and appointment of a proxy or the submission of a voting form which is not received in the manner so permitted shall be invalid.

24.4. A Shareholder who is the holder of two or more Shares may appoint more than one proxy to represent such Shareholder and vote on his behalf in respect of different Shares.

24.5. The decision of the chairman of any general meeting as to the validity of any appointment of a proxy or any voting form shall be final.

25. ADJOURNMENT OF GENERAL MEETING

25.1. The chairman of a general meeting is entitled, at the request or with the authorisation of the Board, to adjourn a general meeting, while in session, for four weeks. The chairman shall so adjourn the meeting at the request of one or more Shareholders representing at least one tenth (1/10) of the share capital. No general meeting may be adjourned more than once. Any adjournment of a general meeting shall cancel any resolution passed at such meeting prior to such adjournment.

25.2. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, which date, place and time will be publicly announced by the Company, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Shareholder entitled to attend and vote at the meeting in accordance with these Articles. No business shall be transacted at any adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place.

DIRECTORS AND OFFICERS

26. NUMBER OF DIRECTORS

The Board shall consist of no fewer than three Directors, with the number of Directors being determined by the Board from time to time. However, if it is noted at a Shareholders’ meeting that all the Shares issued by the Company are held by one single Shareholder, the Company may be managed by one single Director until the first annual Shareholders’ meeting following the moment where the Company has noted that its Shares are held by more than one Shareholder.

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27. ELECTION OF DIRECTOR

27.1. The Board or one or more Shareholders who together hold at least ten percent (10%) of the share capital entitled to vote in accordance with these Articles on the date of the notice to the Company may nominate any person for election as a Director. Where any person, other than a person proposed for re-election or election as a Director by the Board, is to be nominated for election as a Director, notice to the Company, complying with the requirements of this Article 27.1, must be given of the intention to nominate such person. Where a person is nominated for election as a Director other than by the Board:

27.1.1. such notice to the Company must set forth: (i) in respect of each person whom the Shareholder proposes to nominate for election as a Director, (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) if applicable, the class or series and number of shares of the Company owned or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to applicable laws or regulations or that the Company may reasonably request in order to determine the eligibility of such person to serve as a Director of the Company; (ii) the name and record address of each Shareholder giving the notice; (iii) the class or series and number of shares of the Company which are registered in the name of such Shareholder (including any shares as to which any such Shareholder has a right to acquire ownership at any time in the future); (iv) a description of all derivatives, swaps or other transactions or series of transactions engaged in, directly or indirectly, by such Shareholder or beneficial owner, the purpose or effect of which is to give such Shareholder or beneficial owner economic risk similar to ownership of shares of the Company; and (v) a description of all agreements, arrangements, understandings or

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relationships between such Shareholder or beneficial owner and any other person or persons (including their names) in connection with the proposed nomination by such Shareholder and any material relationship between such Shareholder or beneficial owner and the person proposed to be nominated for election; and

27.1.2. such notice must be accompanied by a written consent of each person whom the Shareholder proposes to nominate for election as a Director to being named as a nominee and to serve as a Director if elected.

27.2. Except as otherwise provided by law, the chairman of the general meeting at which Directors are to be elected shall have the power and duty to determine whether a proposal to elect Directors made by a Shareholder was made in accordance with this Article 27, and if any such proposal was not made in accordance with this Article 27, to declare that such proposal shall be disregarded.

27.3. Except in the case of a vacancy in the office of Director filled by the Board, as provided for in Article 31, the Company may elect Directors by Ordinary Resolution. In a contested election where the number of persons validly proposed for election or re-election to the Board exceeds the number of seats to be filled on the Board at the applicable general meeting, Directors shall be elected by the votes cast by Shareholders present in person or by proxy at such meeting, such that the persons receiving the most affirmative votes (up to the number of Directors to be elected) shall be elected as Directors at such general meeting, and the affirmative vote of a simple majority of the votes cast by Shareholders present in person or by proxy at such meeting shall not be required to elect Directors in such circumstance. Shareholders shall not be entitled to cumulate their votes in such circumstance, but may only cast a for or against vote for each candidate for each share they own.

28. CLASSES OF DIRECTORS

The general meeting of Shareholders entitled to vote in accordance with these Articles may decide to appoint Directors of three (3) classes designated as Directors A, Directors B and Directors C and shall classify them accordingly.

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29. TERM OF OFFICE OF DIRECTORS

At the first general meeting which is held after the date of adoption of these Articles for the purpose of electing Directors, the Directors shall be elected. If several classes of Directors have been appointed, (i) the class A directors shall serve for an initial three (3) years term of office until the annual general meeting of the shareholders approving the annual accounts for the financial year ending on December 31, 2026, (ii) the class B directors shall serve for an initial four (4) years term of office until the annual general meeting of the shareholders approving the annual accounts for the financial year ending on December 31, 2027 and (iii) the class C directors shall serve for an initial five (5) years term of office until the annual general meeting of the shareholders approving the annual accounts for the financial year ending on December 31, 2028. At each such succeeding annual general meeting, successors to the Directors whose term expires at that annual general meeting shall be elected for a three (3) years term of office. A Director shall hold office until the annual general meeting for the year in which his term expires, subject to his office being vacated pursuant to Article 31.

30. REMOVAL OF DIRECTORS

30.1. The mandate of any Director may be terminated, at any time and with or without cause, by the general meeting of Shareholders by means of an Ordinary Resolution in favour of such termination.

30.2. If a Director is removed from the Board under Article 30.1, the Shareholders may by means of an Ordinary Resolution fill the vacancy at the meeting at which such Director is removed, provided that any nominee for the vacancy who is proposed by Shareholders shall be proposed in accordance with Article 27.1.

31. VACANCY IN THE OFFICE OF DIRECTOR

31.1. The office of Director shall be vacated if the Director:

31.1.1. is removed from office pursuant to these Articles or is prohibited from being a Director by law;

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31.1.2. is or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

31.1.3. is the object of an order by any court having jurisdiction (whether in Luxembourg or elsewhere) in matters concerning mental disorder or dies; or

31.1.4. resigns his office by notice to the Company.

31.2. The Board shall have the power to appoint any person as a Director to fill a vacancy on the Board occurring for any reason (including, for the avoidance of doubt, where such vacancy results from an increase in the number of Directors that is approved by the Board), other than where the appointment of a Director to fill a vacancy has been made by the Shareholders in accordance with Article 30.2. A Director so appointed shall be appointed to the class of Directors that the Director he is replacing belonged to (or to the class of Directors so determined by the Board in the case of a new Director who is not filling a vacancy), provided that such Director shall hold office only until ratification by the Shareholders of his appointment at the next following general meeting and, if such general meeting does not ratify the appointment, such Director shall vacate his office at the conclusion thereof.

32. REMUNERATION OF DIRECTORS

The remuneration (if any) of the Directors shall be determined by the Board subject to ratification by Shareholders entitled to vote in accordance with these Articles at the annual general meeting of Shareholders approving the annual accounts of the relevant financial year. Such remuneration shall be deemed to accrue from day to day. Any Director who holds an executive office (including for this purpose the office of Chairman) or who serves on any Board committee, or who otherwise performs services that in the opinion of the Board are outside the scope of the ordinary duties of a director, may be paid such additional remuneration for such additional services as the Board may determine. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from Board meetings or general meetings, or in connection with the business of the Company or their duties as Directors generally.

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33. DIRECTORS TO MANAGE BUSINESS

The business of the Company shall be managed and conducted by or under the direction of the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Act or by these Articles, required to be exercised by the Company in general meeting.

34. POWERS OF THE BOARD OF DIRECTORS

The Board is vested with the broadest powers to manage the business of the Company and to authorise and/or perform all acts of disposal and administration falling within the purposes of the Company. All powers not expressly reserved by the law or by these Articles to the general meeting shall be within the competence of the Board. Vis-à-vis third parties the Board has the most extensive powers to act on behalf of the Company in all circumstances and to do, authorise and approve all acts and operations relative to the Company not reserved by law or these Articles to the general meeting or as may be provided herein.

35. THE BOARD SHALL REPRESENT AND BIND THE COMPANY VIS-À-VIS THIRD PARTIES. APPOINTMENT OF CHAIRMAN AND SECRETARY

35.1. A Chairman may be appointed by the Board from among its members from time to time for such term as the Board deems fit. Unless otherwise determined by the Board, the Chairman shall preside at all meetings of the Board and the Shareholders. In the absence of the Chairman from any meeting of the Board or the Shareholders, the Board shall designate an alternative person to serve as the chairman of such meeting. In case of a tie, the Chairman shall have a casting vote.

35.2. A Secretary may be appointed by the Board from time to time for such term as the Board deems fit. The Secretary need not be a Director and shall be responsible for (i) sending convening notices of general meetings as per the instruction of the Board, (ii) calling Board meetings as per the instruction of the Chairman, (iii) keeping the minutes of the meetings of the Board and of the Shareholders and (iv) any other duties entrusted from time to time to the Secretary by the Board.

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36. APPOINTMENT, DUTIES AND REMUNERATION OF OFFICERS

36.1. The Board may appoint such Officers (who may or may not be Directors) as the Board may determine for such terms as the Board deems fit.

36.2. The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be designated by resolution of the Board from time to time.

36.3. The Officers shall receive such remuneration as the Board may determine.

37. INDEMNIFICATION OF DIRECTORS AND OFFICERS

37.1. The Directors, Chairman, Secretary and other Officers (such term to include any person appointed to any committee by the Board) acting in their capacities as such or, at the request of the Company, as a director, officer, employee or agent of another person, including any Subsidiary of the Company, or as the liquidator or trustee (if any) for the Company or any Subsidiary thereof, and every one of them (whether for the time being or formerly), and their heirs, executors and administrators (each, an “indemnified party”), shall, to the extent possible under applicable law, be indemnified and held harmless by the Company from and against all actions, costs, charges, losses, damages and expenses which any of them incur or sustain by or by reason of any act performed or omitted to be performed by any Director, Chairman, Secretary or Officer in their capacities as such or in the other capacities described above, and, to the extent possible under applicable law, no Director, Chairman, Secretary or Officer shall be liable for the actions, omissions or defaults of any other indemnified party, or for the actions of any advisors to the Company or any other persons, including financial institutions, with whom any moneys or assets belonging to the Company are lodged or deposited for safe custody, or for insufficiency or deficiency of any security received by the Company in respect of any of its moneys or assets, or for any other loss, misfortune or damage which may happen in the course of their serving as a Director, Chairman, Secretary or Officer of the Company or, at the request of the Company, as a director, officer, employee or agent of another person, including any Subsidiary of the Company, or as the liquidator or trustee (if any) for the Company or any Subsidiary thereof, or in connection

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therewith, provided that these indemnity and exculpation provisions shall not extend to any matter in respect of any fraud or dishonesty, gross negligence, wilful misconduct or action giving rise to criminal liability in relation to the Company which may attach to any of the indemnified parties. Each Shareholder agrees to waive any claim or right of action such Shareholder might have, whether individually or by or in the right of the Company, against any Director, Chairman, Secretary or Officer on account of any action taken by such person, or the failure of such person to take any action in the performance of his duties with or for the Company or, at the request of the Company, any other person, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty, gross negligence, wilful misconduct or action giving rise to criminal liability in relation to the Company which may attach to such person.

37.2. The Company may, to the extent possible under applicable law, purchase and maintain insurance for the benefit of any Director or Officer against any liability (to the extent permitted by law) incurred by him under the Act in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any Subsidiary thereof.

37.3. The Company may, to the extent possible under applicable law, advance moneys to an indemnified party for the costs, charges and expenses incurred by such indemnified party in defending any civil or criminal proceedings against such person, on condition that such indemnified party shall repay the advance if any allegation of fraud or dishonesty in relation to the Company is proved against such person.

37.4. The rights conferred on indemnified parties under this Article 37 are contract rights, and any right to indemnification or advancement of expenses under this Article 37 shall not be eliminated or impaired by an amendment to these Articles after the occurrence of the act or omission with respect to which indemnification or advancement of expenses is sought.

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37.5. The Company is authorised to enter into agreements with any indemnified party providing indemnification or advance of expenses rights to any such person, to the extent possible under applicable law.

38. BINDING SIGNATURES

Towards third parties, the Company is in all circumstances committed in the case of a sole Director, by the single signature of the sole Director and in the case of a plurality of Directors, by the joint signatures of any two (2) Directors or by the sole signature of the delegate of the Board acting within the limits of his powers. In the event the general meeting of Shareholders has appointed different classes of Directors (namely Class A Directors, Class B Directors and Class C Directors) the Company will only be validly bound by the joint signature of any two directors.

MEETINGS OF THE BOARD OF DIRECTORS

39. BOARD MEETINGS

39.1. The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. Each Director shall have one (1) vote, and a resolution put to the vote at a Board meeting shall be carried by the affirmative votes of a majority of the votes cast.

39.2. Each Director present at a meeting of the Board shall, in addition to his or her own vote, be entitled to one (1) vote in respect of each other Director not present at the meeting who shall have authorised such Director in respect of such meeting to vote for such other Director in the absence of such other Director.

39.3. Any such authority may relate generally to all meetings of the Board or to any specified meeting or meetings and must be in writing and may be sent by mail, facsimile or electronic mail (with customary proof of confirmation that such notice has been transmitted) or any other means of communication approved by the Board and may bear a printed or facsimile signature of the Director giving such authority. The authority must be delivered to the Company for filing prior to or must be produced at the meeting at which a vote is to be cast pursuant thereto.

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40. NOTICE OF BOARD MEETINGS

A Director may, and the Secretary on the requisition of a Director shall, at any time convene a Board meeting. Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by mail or facsimile or electronic mail (with customary proof of confirmation that such notice has been transmitted) at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

41. PARTICIPATION BY TELEPHONE OR VIDEO CONFERENCE

Directors may participate in any meeting by video conference or by such telephonic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously, and participation in such a meeting shall constitute presence in person at such meeting.

42. QUORUM AT BOARD MEETINGS

The quorum necessary for the transaction of business at a Board meeting shall be a majority of Directors.

43. BOARD TO CONTINUE IN THE EVENT OF VACANCY

The Board may act notwithstanding any vacancy in its number, provided that, if the number of Directors is less than the number fixed by the Act as the minimum number of directors, the continuing Director(s) shall, on behalf of the Board, summon a general meeting for the purpose of appointing new Directors to fill the vacancies or for the purpose of adopting any measures within the competence of the general meeting.

44. WRITTEN RESOLUTIONS

A resolution signed by all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a Board meeting duly called and constituted, such resolution to be effective on the date on which the resolution is signed by the last Director.

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45. VALIDITY OF ACTS OF DIRECTORS

All actions taken at any meeting of the Board or by any Director, notwithstanding that it is subsequently discovered that there was a defect in the appointment of a Director or that a Director was disqualified from holding office or had vacated office, shall be as valid as if such Director had been duly appointed, was qualified or had continued to be a Director and had been entitled to take any such action.

CORPORATE RECORDS

46. MINUTES OF THE MEETINGS OF THE SHAREHOLDERS

46.1. The minutes of general meetings of Shareholders shall be drawn up and shall be signed by the Chairman of the general meeting.

46.2. Copies of or extracts from the minutes of the general meeting of Shareholders may be certified by the Chairman or the Secretary.

47. MINUTES OF THE MEETINGS OF THE BOARD

The minutes of any meeting of the Board, or extracts thereof, shall be signed by the Chairman or by any two Directors.

48. PLACE WHERE CORPORATE RECORDS KEPT

Minutes prepared in accordance with the Act and these Articles shall be kept at the registered office of the Company.

49. SERVICE OF NOTICES

49.1. A notice (including a notice convening a general meeting) or any other document to be served or delivered by the Company to Shareholders pursuant to these Articles may be served on or delivered to any Shareholder by the Company:

49.1.1. by hand delivery to such Shareholder or his authorised agent (and in the case of a notice convening a general meeting, only if such Shareholder has individually agreed to receive notice in such manner);

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49.1.2. by mailing such notice or document to such Shareholder at his address as recorded in the Register of Shareholders (and in the case of a notice convening a general meeting, only if such Shareholder has individually agreed to receive notice in such manner);

49.1.3. by facsimile telecommunication, when directed to a number at which such Shareholder has individually consented in writing to receive notices or documents from the Company (including a notice convening a general meeting);

49.1.4. by electronic mail, when directed to an electronic mail address at which such Shareholder has individually consented in writing to receive notice or documents from the Company (including a notice convening a general meeting); or

49.1.5. by registered letter to such Shareholder at his address as recorded in the Register of Shareholders in respect of a notice convening a general meeting in circumstances where a Shareholder has not individually consented to receiving notice by other means of communication.

49.2. Where a notice or document is served or delivered pursuant to Article 49.1.1, the service or delivery thereof shall be deemed to have been received at the time such notice or document was delivered to the Shareholder or his authorised agent.

49.3. Where a notice or document is served or delivered pursuant to Article 49.1.2, service or delivery thereof shall be deemed to have been received at the expiration of forty-eight (48) hours after such notice or document was mailed. In proving service or delivery it shall be sufficient to prove that the envelope containing such notice or document was properly addressed, stamped and mailed.

49.4. Where a notice or document is served or delivered pursuant to Article 49.1.3 or Article 49.1.4, service or delivery thereof shall be deemed to be affected at the time the facsimile or electronic mail was sent, as evidenced by the records of the Company generated at such time and available to the recipient of such electronically transmitted notice or document upon his request.

49.5. Without prejudice to the provisions of Articles 49.1.2 and 49.3, if at any time by reason of the suspension or curtailment of postal services within Luxembourg, the Company is unable to

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convene a general meeting by notices sent through the mail, a general meeting may be convened by a notice advertised in at least one (1) leading national daily newspaper in Luxembourg, filed with the register of commerce and companies and published on the Recueil Electronique des Sociétés et Associations at least fifteen (15) days before the affected general meeting. In such case, such notice shall be deemed to have been duly served on all Shareholders entitled thereto at noon on the day on which such advertisement shall appear. In any such case the Company shall send, from Luxembourg or elsewhere (as the Board in its opinion considers practical), confirmatory copies of the notice convening the general meeting at least eight (8) days before the meeting by mail (or by facsimile or electronic mail in the case of Shareholders who have consented in writing to receive notices by facsimile or electronic mail as described in Article 49.1.3 and Article 49.1.4) to those Shareholders whose registered addresses are outside Luxembourg or are in areas of Luxembourg unaffected by such suspension or curtailment of postal services. If at least eight (8) days prior to the time appointed for the holding of the general meeting, the mailing of notices to Shareholders in Luxembourg, or any part thereof that was previously affected, has again (in the opinion of the Board) become practical, to the extent such Shareholders have not received notices convening such meeting by facsimile or electronic mail, the Company shall send confirmatory copies of the notice by mail to such Shareholders. The accidental omission to give any such confirmatory copy of a notice of a general meeting to, or the non-receipt of any such confirmatory copy by, any Shareholder (whether by mail or, if applicable, facsimile or electronic mail) shall not invalidate the proceedings at such general meeting, and no proof need be given that this formality has been complied with.

49.6. Notwithstanding anything contained in this Article 49, the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction or other area other than Luxembourg.

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FINANCIAL YEAR

50. FINANCIAL YEAR

The financial year of the Company shall begin on 1 January and shall end on 31 December in each year.

AUDITOR

51. APPOINTMENT OF AUDITOR

51.1. The operations of the Company shall be supervised by one or several approved statutory auditors (réviseur(s) d’entreprises agréé) as applicable.

51.2. Subject to the Act, the general meeting of the Shareholders shall appoint the auditor(s) selected by the audit committee of the Company to hold office for such term as the general meeting of the Shareholders deem fit but not exceeding six (6) years or until a successor is appointed. The auditor shall be eligible for re- appointment.

VOLUNTARY WINDING-UP AND DISSOLUTION

52. WINDING-UP

52.1. The Company may be dissolved at any time by the Shareholders by means of a Special Resolution. In the event of dissolution of the Company, liquidation shall be carried out by one or more liquidators, who may be natural or legal persons, appointed by the general meeting, which shall determine the powers and remuneration of such liquidators.

52.2. If the Company shall be dissolved and the assets available for distribution among the Shareholders shall be insufficient to repay the total paid up share capital of the Shares, such assets shall be distributed to the Shareholders in proportion to the number of Shares held by them. If in a dissolution the assets available for distribution among the Shareholders shall be more than sufficient to repay the total paid up share capital of the Shares at the commencement of the dissolution, the excess shall be distributed among the Shareholders in proportion to the number of Shares held by them at the commencement of the dissolution.

52.3. The liquidator may, with the sanction of the Shareholders by means of an Ordinary Resolution in accordance with the Act, divide amongst the Shareholders in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or

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not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided as aforesaid and, subject to these Articles and the rights attaching to each Share, may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The determinations of the liquidator in respect of the distributions described in Article 52.2 and this Article 52.3 shall be final.

CHANGES TO CONSTITUTION

53. CHANGES TO ARTICLES

53.1. No Article may be rescinded, altered or amended and no new Article may be made save in accordance with the Act and until it has been approved by the Shareholders by means of a Special Resolution or approved by the Board in accordance with these Articles.

54. GOVERNING LAW

54.1. All matters not governed by these Articles shall be determined in accordance with the laws of Luxembourg.

54.2. Notwithstanding anything contained in these Articles, the provisions of these Articles are subject to any applicable law and legislation, including the Act, except where these Articles contain provisions which are stricter than those required pursuant to any applicable law and legislation, including the Act.

54.3. Should any clause of these Articles be declared null and void, this shall not affect the validity of the other clauses of these Articles.

In the case of any divergences between the English and the French text, the English text will prevail.

Suit la traduction française du texte qui précède: